                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_]  Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    JOYCE                           STEPHEN                  D.
________________________________________________________________________________
   (Last)                            (First)              (Middle)

         1300 East Mulberry
________________________________________________________________________________
                                    (Street)

         Fort Collins                       CO                         80524
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                  AVERT, INC.               AVRT
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

        February, 2001
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5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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         COMMON STOCK               02/21/01          M               1,000       A      5.25     92,000        D
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         COMMON STOCK                                                                             14,000        I       SHARES OWNED
                                                                                                                         BY CHILDREN
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         COMMON STOCK                                                                             77,000        I       SHARES OWNED
                                                                                                                        BY PENSION
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Option to Buy(See 1) 5.25  02/21/01    M       1,000        05/18/97  05/18/01  Common    1,000            1,000     D
                                                                                 Stock
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Option to Buy(See 1) 6.38                                   05/18/98  05/18/02  Common    1,000            1,000     D
                                                                                 Stock
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Option to Buy(See 1) 6.63                                   05/18/99  05/18/03  Common    1,000            1,000     D
                                                                                 Stock
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Option to Buy(See 1) 6.25                                   05/18/00  05/18/04  Common    1,000            1,000     D
                                                                                 Stock
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Option to Buy(See 2) 19.86                                  05/31/01  05/31/05  Common    1,000            1,000     D
                                                                                 Stock
====================================================================================================================================

Explanation of Responses:
(1)   These options were automatically granted on the anniversary date on which Steve Joyce was elected to the
      Board of Directors.
(2)   These options were automatically granted upon shareholder approval of additional shares of the
      Non-Employee Director's Stock
      Option Plan on 05/31/00.

/s/      Stephen D. Joyce                                     06/20/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

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